Exhibit 10.39

THIRD AMENDMENT TO FACTORING AGREEMENT

THIS THIRD AMENDMENT TO FACTORING AGREEMENT is effective as of May 1, 2016, and between CLR ROASTERS LLC, a Florida limited liability company (“Client”), and CRESTMARK BANK, a Michigan banking corporation (“Crestmark”).

WITNESSETH

WHEREAS, Client and Crestmark entered into a Factoring Agreement dated February 12, 2010 and Amendments dated April, 6, 2011 and February 1, 2013 (the “Agreement"); and

WHEREAS, Client and Crestmark desire to amend the terms of the Agreement as provided herein.

NOW THEREFORE, it is hereby agreed as follows:

1. The terms of the Agreement are hereby amended as follows:

a. Effective May 1, 2016, all new Receivables assigned to Crestmark shall be “Client Risk Receivables” and no further Credit Approvals will be provided by Crestmark, and there will be no new Credit-Approved Receivables.

b. Paragraph 6(a) is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(a) For your services hereunder, we shall pay and you shall be entitled to receive a factoring commission equal to three seven eighths of one percent (0.875%) of the gross Invoice Amount of each Receivable for annual sales volume up to Ten Million Dollars ($10,000,000); a factoring commission equal to three quarters of one percent (0.75%) of the gross Invoice Amount of each Receivable for annual sales volume over Ten Million Dollars ($10,000,000), which commission shall be due and payable to you on the date such Receivable arises, even if we should fail to assign any such Receivable to you. Factoring commissions shall be chargeable to our account with you. You shall be entitled to receive a surcharge equal to at least one percent (1.00%) of the gross Invoice Amount of all Receivables arising out of our sales to Debtors-In-Possession or special account relationships. The minimum factoring commission on each invoice or credit memo shall be Five dollars ($5.00).”

c. The first sentence in Paragraph 10 is hereby deleted in its entirety and the following is inserted in lieu thereof:

“This Agreement shall continue in full force and effect until February 1, 2019 and shall be deemed renewed from year to year thereafter unless we give you notice in writing, by registered or certified mail, not less than thirty (30) and not more than sixty (60) days prior to the expiration of the original term of this Agreement (or any renewal term thereof) of our intention to terminate this Agreement as of the end of such term.”

2. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

3. Except as above amended, the Agreement remains in full force and effect and binding upon the Client without any defenses, setoffs or counterclaims of any kind whatsoever.

WITNESSES:	CLR ROASTERS LLC
a Florida limited liability company

/s/	By: /s/ David Briskie
Witness:	By: David Briskie
Its: Manager
/s/
Witness:	By: /s/ Ernest G. Aguila
By: Ernesto G. Aguila
/s/	Its: Manager
Witness:

/s/
Witness:
CRESTMARK BANK
a Michigan banking corporation

By: /s/ Martin F. Lewald By: Martin F. Lewald Its: Regional Executive Vice President

        The undersigned, being the guarantors of the obligations of Client to Crestmark under the term of that Guarantee dated February 12, 2010 (the “Guarantee”), hereby consent to the above Amendment to Factoring Agreement and reaffirm the Guarantee and confirm that the Guarantee is in full force and effect and binding upon the undersigned without any defenses, setoffs or counterclaims of any kind whatsoever.

By: /s/ David Briskie
David Briskie